December 30, 2004

Dear Shareholder,

On behalf of the Board of Directors of CIB Marine Bancshares, Inc., I would like to take this opportunity to provide you with an update on a number of important developments of interest to our shareholders.

We previously informed you that a Special Review Committee of the Board of Directors had been formed to review certain credit quality issues and related matters. The Committee and the Board engaged independent outside legal counsel to conduct an investigation into these matters. Counsel’s investigation is substantially complete. The conclusion of the independent investigation will facilitate the completion of the audit of CIB Marine’s 2003 consolidated financial statements by our external auditors.

Preliminary Financial Results

While the 2003 audit has not yet been completed, we estimate that the Company had a net loss for the year ended December 31, 2003, of approximately $145 million. In addition, we expect to restate net income for 2002 and 2001; the restated net income for 2002 and 2001 is estimated to be $14 million and $26 million, respectively. We also estimate that the net loss for the nine months ended September 30, 2004, was approximately $30 million. The book value per share of CIB Marine common stock as of December 31, 2003 and September 30, 2004, is estimated to be $5.66 and $4.14, respectively.

We also estimate that nonperforming assets at December 31, 2003 and September 30, 2004, were approximately $196 million and $141 million, respectively. It is important to note, however, that approximately $68 million, or 48%, of the nonperforming assets at September 30, 2004 were assets of CIB Bank – Chicago, which has been sold to First Banks, Inc. (see “Sale of Chicago Subsidiary” below).

All of these estimates are subject to change based on the final results of the audit, including the effect of any restatements on prior periods’ consolidated financial statements, and other factors. We will provide you with further information regarding our 2003 financial results once the audit has been completed.

Sale of Chicago Subsidiary

On November 30, 2004, CIB Marine completed the previously announced sale of our Chicago-area banking subsidiary, known as CIB Bank – Chicago, to First Banks, Inc. of St. Louis, Missouri. The final sale price was $67.4 million in cash, of which $5.4 million was used by CIB Marine to fund the purchase of certain assets identified below from CIB Bank – Chicago as required by the sale agreement. The sale resulted in a gain of approximately $16 million. Total consolidated assets of CIB Marine immediately after the sale are estimated to be approximately $1.4 billion.

The transaction accomplished several key strategic objectives. The proceeds of the sale, as well as the resulting reduction in assets, have enabled CIB Marine and certain of our subsidiary banks to strengthen their capital position. A portion of the sale proceeds was used to repay all indebtedness under the Company’s revolving line of credit. The balance of the proceeds will be available to help fund ongoing operations. As part of the transaction, CIB Marine acquired CIB Bank – Chicago’s investments in MICR and Canron, as well as the loans and claims against the borrowers in a Chicago real estate development loan.

Divesting our Chicago bank will enable CIB Marine to focus on maximizing our community banking opportunities through our 41 branch offices in Central Illinois, Wisconsin, Indiana, Florida, Nebraska, Arizona and Nevada. In a further example of our sharpened strategic focus, the Company has sold operations or assets of other subsidiaries that were deemed to be non-essential to our future business direction, including commercial finance and mortgage banking companies.

Regulatory Compliance

Following the CIB Bank – Chicago sale, we believe that CIB Marine and all of our banking subsidiaries meet the capital requirements specified under the outstanding regulatory orders and agreements. Further, we have taken action to comply with the other terms of the regulatory orders and agreements, and continue to work diligently with the regulators to comply with any outstanding items.

Additions to the Board of Directors

We are pleased to announce the appointments of Gary L. Longman and Steven C. Hillard to the CIB Marine Board of Directors.

Mr. Longman was a member of the accounting firm KPMG for 30 years, serving in such key roles as Partner in Charge of the firm’s Assurance practice for the Chicago Metro area, and Partner in Charge of the Chicago Audit practice. He retired from KPMG in 2000 to become President and Chief Executive Officer of the Sunny Ridge Family Center adoption agency in Wheaton, Illinois. Mr. Longman also serves as Chairman of CIB Marine’s Audit Committee.

Mr. Hillard is President of HILMUN Holdings, Inc., a diversified holding company that he established in 1991. He has a longstanding association with our Company, having served on the CIB Marine Board of Directors from 1991 to 2002. In the past, Mr. Hillard also held the positions of Chairman of the Board, President and Chief Executive Officer of Central Illinois Bank, McLean County (which is now a part of Central Illinois Bank).

We are encouraged by the willingness of such accomplished professionals as Gary Longman and Steven Hillard to join our Board and contribute to the future direction of our Company. In addition, as previously disclosed, I have also accepted appointment to the Board, further demonstrating my confidence in CIB Marine.

Focused on the Future

While CIB Marine still faces numerous challenges, we are encouraged by the positive developments described above. The independent review has been substantially completed, efforts are underway to complete the audited consolidated financial statements, and the sale of CIB Bank – Chicago has improved our capital position and regulatory standing. In addition, we continue to take further action to enhance our asset quality, credit culture and operations. We remain sharply focused on strengthening CIB Marine and building a growing, profitable community banking organization. As always, we appreciate your support and will continue to keep you informed of our progress.

Sincerely,

Stanley J. Calderon
President and Chief Executive Officer

This letter contains forward-looking information. Actual results could differ materially from those indicated by these statements. Please refer to CIB Marine’s periodic reports to the SEC, including the sections captioned “Forward Looking Statements”, for information about factors that could affect actual results.